UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
        Pursuant to Section 13 or 15(d) of The Securities Exchange Act of
                                      1934

                Date of Report (Date of earliest event reported)
                                 August 4, 2006

                              Aftersoft Group, Inc.
             (Exact name of registrant as specified in its charter)


            Delaware                   000-27083              84-1108035
  (State or other jurisdiction        (Commission          (I.R.S. Employer
       of incorporation)              File Number)        Identification No.)

          Savannah House, 11-12 Charles II Street, London, UK SW1Y 4QU
                    (Address of principal executive offices)

     Registrant's telephone number, including area code 011 44 207 451 2468


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

|_| Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

|_| Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

|_| Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

|_| Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into Definitive Material Agreement

On August 4, 2006, the Company and Auto Data Network, Inc. entered into a binding agreement pursuant to which the Company, through a wholly-owned subsidiary, will acquire EXP Dealer Software Limited. Auto Data Network, Inc. owns approximately 95% of the common stock of the Company and 100% of the common stock of EXP Dealer Software Limited. EXP Dealer Software Limited owns and operates Auto Data Network, Inc.'s dealer management ("DMS") business. The acquisition is expected to close contemporaneously with the spin off of Auto Data Network, Inc.'s stake in the Company. Auto Data Network, Inc. intends to dividend its shares in the Company to the shareholders of record of Auto Data Network, Inc. as of August 25, 2006, subject to receipt of all necessary approvals for the spinoff. Pursuant to the agreement, the Company's wholly-owned subsidiary will acquire 100% of the outstanding shares of EXP Dealer Software Limited from Auto Data Network, Inc. in exchange for shares of the Company's common stock. Consequently, Auto Data Network, Inc. will own approximately 60 million shares of the Company upon completion of the acquisition and just prior to the dividend of the Company stock to the shareholders of Auto Data Network, Inc.

Item 9.01   Financial Statements and Exhibits.
      (d)   Exhibits.

            Exhibit
            Number    Description
            --------  ----------------------------------------------------------
            99.2      Press release dated August 4, 2006

                                   SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


August 14, 2006                    Aftersoft Group, Inc.


                                   By: /s/ Ian Warwick
                                      ------------------------------------------
                                           Ian Warwick
                                           Chief Executive Officer and President

Exhibit Index

99.2           Press release dated August 4, 2006




                                       3